FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   RABO INVESTMENT MANAGEMENT LTD.
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   (Last)            (First)            (Middle)

   BRANDSCHENKESTRASSE 41
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                     (Street)

   CH-8002              ZURICH      SWITZERLAND
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   GENERAL KINETICS INCORPORATED
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   August 2001

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [X] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK              9/22/92       P             50,000         A    $1.375
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COMMON STOCK              9/12/96       S             50,000         D    $1.375
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COMMON STOCK              10/1/96       P             14,700         A    $0.050
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COMMON STOCK              12/21/00      P            218,000         A    $0.050
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COMMON STOCK              7/19/01       P             10,000         A    $0.050
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                                                                                          242,700             D
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

*         If the Form is filed by more than one reporting person, see
          Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (over)
                                                                 SEC 1474 (8-92)

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)(1)
-------------------------------------------------------------------------------------------------------
    1.                          2.        3.         4.         5.                  6.
-------------------------------------------------------------------------------------------------------

                                                                   Number of          Date Exer-
                                                                   Derivative         cisable and
                                                                   Securities         Expiration
                                Conver-             Trans-         Acquired (A)       Date (Month/
                                sion or   Trans-    action         or Disposed        Day/Year)
                                Exercise  action    Code           of (D)           ----------------
Title of                        Price of  Date      (Instr.        (Instr. 3,       Date
Derivative                      Deriv-    (Month/    8)            4 and 5)         Exer-      Expir-
Security                        ative      Day/     --------  ------------------    cis-       ation
(Instr. 3)                      Security   Year)    Code  V     (A)         (D)     able       Date
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     10/1/99    P        $30,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     10/18/99   P        $20,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     7/28/00    P       $100,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     12/21/00   P        $95,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     12/22/00   P       $275,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     7/24/2001  P        $50,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------
1% CONVERTIBLE DEBENTURES
DUE 2004                        $0.50     8/28/2001  P        $15,000              IMMED.   8/14/2004
-------------------------------------------------------------------------------------------------------

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7.           8.        9.         10.       11.
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       Title and                                Ownership
       Amount of                                Form of
       Underlying                  Number of    Deriv-
       Securities         Price    Derivative   ative
       (Instr. 3          of       Securities   Security:
       and 4)             Deriv-   Benefi-      Direct
 -------------------      ative    cially       (D) or      Nature of
               Amount     Secur-   Owned at     Indirect    Indirect
               or Num-    ity      End of       (I)         Beneficial
               ber of     (Instr.  Month        (Instr.     Ownership
 Title         Shares     5)       (Instr. 4)   4)          (Instr. 4)
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
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COMMON STOCK   60,000    $9,000
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COMMON STOCK   40,000    $6,000
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COMMON STOCK  200,000   $25,000
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COMMON STOCK  190,000   $28,500
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COMMON STOCK  550,000   $77,100
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COMMON STOCK  100,000   $31,885
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COMMON STOCK   30,000    $4,500
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                                    $585,000    D
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

Explanation of Responses:
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ illegible                                  January 15, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date